===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               TYSON FOODS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
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     (2) Aggregate number of securities to which transaction applies:
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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (5) Total fee paid:
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[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               February 1, 2002

To the Shareholders of Tyson Foods, Inc.:

   Notice is hereby given that the Annual Meeting of Shareholders of Tyson Foods, Inc., a Delaware corporation (the "Company"), will be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 1, 2002, at 10:00 a.m., local time, for the following purposes:

    1. To elect fifteen members to the Board of Directors.

    2. To approve an amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan, which would increase the number of shares of Class A Common Stock authorized for issuance thereunder by 13,660,000 shares.

    3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

   Only shareholders of record at the close of business on December 18, 2001, will be entitled to attend or vote at the Annual Meeting and any adjournments or postponements thereof. A list of shareholders entitled to attend or vote at the Annual Meeting will be maintained during the ten-day period preceding the meeting at One East Center Street, Suite 204, Fayetteville, AR 72701.

   To make it easier for you to vote, Internet and telephone voting is available. The instructions attached to your proxy card describe how to use these convenient services. Of course, if you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

   The Company's Proxy Statement is submitted herewith. The Annual Report for the fiscal year ended September 29, 2001 is being mailed to shareholders together with this Notice and Proxy Statement.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

Springdale, Arkansas
January 2, 2002

                            YOUR VOTE IS IMPORTANT

   WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE MEETING.

                               Tyson Foods, Inc.
                            2210 West Oaklawn Drive
                        Springdale, Arkansas 72762-6999

                                PROXY STATEMENT
                                      For
                        ANNUAL MEETING OF SHAREHOLDERS
                              On February 1, 2002

                     SOLICITATION AND REVOCATION OF PROXY

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tyson Foods, Inc., a Delaware corporation (the "Company"). It is for use only at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on Friday, February 1, 2002, at 10:00 a.m., local time, and any adjournments or postponements thereof.

   Any shareholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented by properly executed proxies will be voted as specified therein.

   This proxy material is first being mailed to shareholders on or about January 2, 2002.

                      OUTSTANDING STOCK AND VOTING RIGHTS

   As of October 31, 2001, the outstanding shares of the Company's capital stock consisted of 247,330,014 shares of Class A Common Stock, $0.10 par value ("Class A Common Stock"), and 101,644,598 shares of Class B Common Stock, $0.10 par value ("Class B Common Stock"). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding on December 18, 2001, will vote together as a single class on all matters hereby submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote and each share of Class B Common Stock will entitle the holder to ten votes on all such matters. The stock transfer books of the Company will not be closed.

   A majority of votes represented by the holders of the Company's outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the meeting. A majority of the votes cast at the meeting is required to elect any director and to approve the proposed amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Proposal").

   The enclosed form of proxy provides a method for shareholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the proxy card. If you wish to grant authority to vote for all nominees, check the box marked "FOR." If you wish to withhold authority to vote for all nominees, check the box marked "WITHHOLD." If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked "FOR" and indicate the nominee(s) for whom you are withholding the authority to vote by listing such nominee(s) in the space provided. If you checked the box marked "WITHHOLD" your vote will be treated as an abstention and accordingly, your shares will neither be voted for nor against a director but will be counted for quorum purposes.

   The enclosed form of proxy also provides a method for shareholders to abstain from voting with respect to the Proposal. By abstaining, shares would not be voted either for or against the Proposal, but will be counted for quorum purposes. While there may be instances in which a shareholder will wish to abstain, the Board of Directors encourages all shareholders to vote their shares in their best judgment and to participate in the voting process to the fullest extent possible.

   Brokers who hold shares in street name for customers who are beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares on "non-routine" matters in the absence of specific instructions from such customers. This is commonly referred to as a "broker non-vote." Broker non-votes are not relevant to the determination of a quorum or whether the proposal to elect directors has been approved. To the extent deemed applicable to the Proposal, broker non-votes will be treated in the same manner as abstentions for quorum and voting purposes (i.e. counted for quorum purposes, but neither being voted for nor against the Proposal and, therefore, having no effect on the outcome of the vote on the Proposal).

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information as of October 31, 2001 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

                                                              Number of Shares  Percent
 Name and Address of Beneficial Owner      Title of Class    Beneficially Owned of Class
 ------------------------------------   -------------------- ------------------ --------
Don Tyson and Tyson Limited Partnership Class B Common Stock   101,598,560(1)     99.9
 2210 West Oaklawn Drive
 Springdale, AR 72762-6999
Archer-Daniels-Midland Company          Class A Common Stock    15,142,940(2)      6.1
 4666 Faries Parkway
 Decatur, IL 62525

--------
(1) Includes 750,000 shares of Class B Common Stock owned of record by Don Tyson, a Director of the Company, 97,848,560 shares of Class B Common Stock owned of record by the Tyson Limited Partnership, a Delaware limited partnership (the "Partnership"), and 3,000,000 shares of Class B Common Stock owned of record by the TLPCRT, LP, a limited partnership controlled by the Partnership. Don Tyson has a 54.3123 combined percentage interest as a general and limited partner in the Partnership and the Estate of Randal Tyson has a 45.062 percentage interest as a limited partner in the Partnership. Barbara A. Tyson, the widow of Randal Tyson and a Director of the Company, has limited dispositive power with respect to, and is the principal income beneficiary of, the Estate of Randal Tyson. Don Tyson's adult children, including John Tyson, Chairman and Chief Executive Officer of the Company, are contingent beneficiaries of such estate. The managing general partner of the Partnership is Don Tyson. The other general partners are Leland E. Tollett, a Director of the Company; Barbara A. Tyson; John Tyson; James B. Blair and Harry C. Erwin, III. Don Tyson, as managing general partner, has the exclusive right, subject to certain restrictions, to do all things on behalf of the Partnership necessary to manage, conduct, control and operate the Partnership's business, including the right to vote all shares or other securities held by the Partnership, as well as the right to mortgage, pledge or grant security interests in any assets of the Partnership. The Partnership terminates December 31, 2040. Additionally, the Partnership may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the Partnership will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the Partnership will not be in the best interest of the partners, (ii) an election to dissolve the Partnership by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, and (iii) the sale of all or substantially all of the Partnership's assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause a dissolution of the Partnership. Upon dissolution of the Partnership, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the Partnership assets.
(2) Based solely on information obtained from a Form 13D filed by Archer-Daniels-Midland Company ("ADM") with the Securities and Exchange Commission on or about October 9, 2001. The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in ADM's Form 13D.

                       SECURITY OWNERSHIP OF MANAGEMENT

   The following table sets forth information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock, as of October 31, 2001, by the Company's directors, nominees for election as directors, named executive officers and by all directors and executive officers as a group:

                                        Shares                    Shares
                                      of Class A   Percent of   of Class B   Percent of
                                     Common Stock Outstanding  Common Stock Outstanding  Aggregate
                                     Beneficially   Class A    Beneficially   Class B      Voting
      Name of Beneficial Owner         Owned(1)   Common Stock   Owned(1)   Common Stock Percentage
      ------------------------       ------------ ------------ ------------ ------------ ----------
Don Tyson(2)........................   1,087,293        *      101,598,560      99.9        80.5
John Tyson(3).......................     958,186        *                                      *
Leland E. Tollett(3)................   3,320,616      1.3                                      *
Joe F. Starr........................   2,058,833      0.8                                      *
Robert L. Peterson..................     922,447        *                                      *
Donald E. Wray......................     861,091        *                                      *
Gerald M. Johnston..................     752,839        *                                      *
Richard L. Bond.....................     615,662        *                                      *
Greg W. Lee.........................     326,783        *                                      *
Barbara A. Tyson(3).................     162,852        *                                      *
Steven Hankins......................     160,857        *                                      *
Shelby D. Massey....................      35,778        *                                      *
Lloyd V. Hackley....................      11,018        *                                      *
Jo Ann R. Smith.....................       4,440        *                                      *
Jim Kever...........................         129        *                                      *
Barbara Allen.......................         -0-        *                                      *
David A. Jones......................         -0-        *                                      *
All Directors and Executive Officers
  as a Group (21 persons)...........  11,989,280      4.8      101,598,560      99.9        81.3

--------
 * Indicates ownership or aggregate voting percentage of less than 1%.
(1) Includes beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the foregoing table include shares owned directly, shares held in such person's accounts under the Company's Employee Stock Purchase Plan and Retirement Savings Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. Also includes shares subject to presently exercisable options (or options exercisable on or within 60 days after October 31, 2001), held by the directors and executive officers as a group in amount of 1,498,756, and held by the named individuals in the amounts as follows: John Tyson (66,750); Leland E. Tollett (198,750); Robert L. Peterson (285,720); Donald E. Wray (131,250); Gerald M. Johnston (53,250); Richard L. Bond (371,247); Greg W. Lee (81,000); and Steven
    Hankins (38,970).
(2) Includes all shares of Class B Common Stock owned of record by the Tyson Limited Partnership and the TLPCRT, LP as described in Footnote 1 to the Principal Shareholders table.
(3) Does not include any shares of Class B Common Stock owned of record by the Tyson Limited Partnership of which Leland E. Tollett, John Tyson and Barbara A. Tyson have a partnership interest. See Footnote 1 to the Principal Shareholders table.

                             ELECTION OF DIRECTORS

   The Board for the ensuing year is currently set at fifteen members and may be fixed from time to time by or in the manner provided in the Company's Bylaws. Directors are elected for a term of one year or until their successors are duly elected and qualified. The following slate of fifteen nominees has been chosen by the Board, and the Board recommends that each be elected.

      Don Tyson, 71, served as Senior Chairman of the Board from 1995 to October 2001 when he retired and became a consultant to the Company. He served as Chairman of the Board from 1991 to 1995, and as Chairman and Chief Executive Officer from 1967 to 1991. Mr. Tyson has been a member of the Board since 1952.

      John Tyson, 48, is Chairman of the Board and Chief Executive Officer of the Company and has held his current title since October 2001. He served as Chairman of the Board, President and Chief Executive Officer since April 2000, as Chairman of the Board since 1998, as Vice Chairman since 1997 and as President of the Company's Beef and Pork division since 1993. Mr. Tyson has been a member of the Board since 1984.

      Joe F. Starr, 68, a private investor, served as a Vice President of the Company until 1996. Mr. Starr has been a member of the Board since 1969.

      Leland E. Tollett, 64, a private investor, served as Chairman of the Board and Chief Executive Officer from 1995 to 1998 when he retired and became a consultant to the Company. An employee of the Company since 1959, Mr. Tollett was President and Chief Executive Officer from 1991 to 1995. Mr. Tollett has been a member of the Board since 1984.

      Shelby D. Massey, 68, is a farmer and a private investor. He served as Senior Vice Chairman of the Board from 1985 to 1988 and has been a member of the Board since 1985.

      Barbara A. Tyson, 52, is a Vice President of the Company. Ms. Tyson has served in related capacities since 1988. Ms. Tyson has been a member of the Board since 1988.

      Lloyd V. Hackley, 61, is President and Chief Executive Officer of Lloyd
   V. Hackley and Associates, Inc. He is a director of Branch Banking and Trust Corporation headquartered in Winston-Salem, North Carolina. He was President of the North Carolina Community College System from 1995 to 1997. Mr. Hackley has been a member of the Board since 1992.

      Donald E. Wray, 64, a private investor, served as President of the Company from 1999 to 2000 when he retired and became a consultant to the Company. An employee of the Company since 1961, Mr. Wray was President and Chief Operating Officer from 1995 to 1999 after serving as Chief Operating Officer since 1991. Mr. Wray has been a member of the Board since 1994.

      Gerald M. Johnston, 59, a private investor, was Executive Vice President of Finance for the Company from 1981 to 1996 when he retired and became a consultant to the Company. Mr. Johnston has been a member of the Board since 1996.

      Jim Kever, 49, is the Founding Partner of Voyant Partners, LLC, an investment partnership. Before joining Voyant in 2001, Mr. Kever served as a director of Quintiles Transnational and had served as Chief Executive Officer of Envoy Corporation, a subsidiary of Quintiles, since Envoy was acquired by Quintiles in March 1999. Mr. Kever served as President and Co-Chief Executive Officer of Envoy from August 1995 until March 1999 and as a director from Envoy's incorporation in August 1994 until March 1999. Mr. Kever is currently a director of Quintiles Transnational, a provider of consulting services to the pharmaceutical, biotechnology and medical device industries, Transaction System Architects, Inc., a supplier of electronic payment software products and network integration solutions, 3D Systems Corporation, a manufacturer of technologically advanced solid imaging systems and prototype models, and Luminex Corporation, a developer, manufacturer and marketer of proprietary biological testing technology for the life sciences industry. Mr. Kever has been a member of the Board since 1999.

      David A. Jones, 52, has been Chairman and Chief Executive Officer of Rayovac Corporation since 1996. Before joining Rayovac, Mr. Jones served as President, Chief Executive Officer and Chairman of Thermoscan, Inc. from 1994 to 1996, and as President, Chief Executive Officer and Chairman of Regina Company from 1989 to 1994. He was previously with Electrolux Corporation and General Electric Co. Mr. Jones is also a director of SCI, Inc., an electronics manufacturer, and Spectrum Brands, a specialty chemical manufacturer. Mr. Jones has been a member of the Board since 2000.

      Barbara Allen, 49, has served as Advisory Support for the Women's United Soccer Association since October 2001 and after serving as its Chief Executive Officer from January to September 2001. Before joining the Women's United Soccer Association, Ms. Allen was President and Chief Operating Officer of Paladin Resources, LLC from 1999 to 2000, was President of Corporate Supplier Solutions for Corporate Express from 1998 to 1999, and was with Quaker Oats Co. for 23 years where she held several senior positions including Executive Vice President of International Foods, Vice President of Corporate Strategic Planning, President of the Frozen Foods Division and Vice President of Marketing. Ms. Allen is also a director of Maytag Corporation and Chart House Enterprises. Ms. Allen has been a member of the Board since 2000.

      Robert L. Peterson, 69, a private investor, served as Chairman of the Board and Chief Executive Officer of IBP, inc. ("IBP") from August 1981 until the merger of IBP into a wholly owned subsidiary of the Company on September 28, 2001 when he retired and became a consultant to the Company, and as President and Chief Operating Officer of IBP from 1977 to 1981. He was a director of IBP from 1976 to 2001. Mr. Peterson was elected to the Board in November 2001.

      Richard L. Bond, 53, is the Company's Co-Chief Operating Officer and Group President, Fresh Meats and Retail. Mr. Bond served as President and Chief Operating Officer of IBP from March 1997 until the merger of IBP into a wholly owned subsidiary of the Company on September 28, 2001, as President, IBP Fresh Meats from 1995 to 1997, Executive Vice President, IBP Beef Division from 1994 to 1995, and IBP Group Vice President, Beef Sales and Marketing from 1989 to 1994. He was a director of IBP from 1995 to 2001. Mr. Bond was elected to the Board in November 2001.

      Jo Ann R. Smith, 61, is President of Smith Associates, an agricultural marketing business, and has served in that capacity since 1993. Before joining Smith Associates, Ms. Smith served as Assistant Secretary for Marketing and Inspection Services for the United States Department of Agriculture from 1989 to 1993 and has served in numerous capacities in the livestock industry. Ms. Smith is a former President of the National Cattlemen's Beef Association and has chaired the Cattlemen's Beef Promotion and Research Board. She was a director of IBP from 1993 to 2001. Ms. Smith was elected to the Board in November 2001.

   Each of the foregoing nominees is currently serving as a director of the Company and, with the exception of Robert L. Peterson, Richard L. Bond and Jo Ann R. Smith, were elected at the last Annual Meeting of Shareholders. Mr. Peterson, Mr. Bond and Ms. Smith were elected by the Board in November 2001. John Tyson is the son of Don Tyson. Barbara A. Tyson is the widow of Randal Tyson, who was the brother of Don Tyson and uncle of John Tyson. There are no other family relationships among the foregoing nominees. By reason of their beneficial ownership of the Company's common stock, Don Tyson and the Tyson Limited Partnership are deemed to be controlling persons of the Company. Except for IBP, none of the companies or organizations listed above is a parent, subsidiary or affiliate of the Company.

   Unless otherwise designated, the enclosed proxy will be voted for the election of the foregoing fifteen nominees as directors. To be elected as a director, each nominee must receive the favorable vote of a majority of the votes cast at the meeting. Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board.

   The Board does not have a standing nominating committee. The Board nominates persons to be nominees for director and will consider suggestions by shareholders for names of possible future nominees delivered in writing to the Secretary of the Company on or before September 30 in any year.

   The Board has a compensation committee (the "Compensation Committee") whose primary function is to oversee the administration of the Company's employee benefit plans and establish the Company's compensation policies. See "Report of Compensation Committee" contained herein. The Compensation Committee, comprised of Lloyd V. Hackley, Chairman, Barbara Allen and Shelby D. Massey, held two meetings during fiscal 2001. The Compensation Committee has established a special subcommittee (the "Compensation Subcommittee") thereof comprised of Lloyd V. Hackley and Barbara Allen for the purpose of administering the Company's performance-based compensation plans. The Compensation Subcommittee held two meetings during fiscal 2001.

   The Board has an audit committee (the "Audit Committee") which consists of Jim Kever, Chairman, Barbara Allen, Lloyd V. Hackley and David A. Jones. See "Report of Audit Committee" contained herein. Each of these individuals qualifies as an "independent" director under the current listing standards of the New York Stock Exchange. The Audit Committee acts pursuant to the Audit Committee Charter adopted by the Board of Directors on August 11, 2000. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities by regular review of the Company's financial information, systems of internal controls regarding finance, accounting, legal compliance and ethics and auditing, accounting and financial reporting processes in accordance with the policies established by the Board and management. During fiscal 2001, the Audit Committee met four times. Jo Ann R. Smith will also serve on the Audit Committee in fiscal 2002.

   The Board has a special committee (the "Special Committee") for the purpose of overseeing and reviewing related party and other special transactions between the Company and its directors, executive officers or their affiliates. The Special Committee is comprised of Shelby D. Massey, Chairman, Lloyd V. Hackley, David Jones and Jim Kever. The Special Committee held one meeting during fiscal 2001.

   The Board held four regularly scheduled meetings and one special telephonic meeting in fiscal 2001. All current directors attended at least 75% of the Board and committee meetings held during fiscal year 2001 with the exception of Robert L. Peterson, Richard L. Bond and Jo Ann R. Smith, who were elected in November 2001.

          PROPOSAL TO APPROVE AMENDMENT TO 2000 STOCK INCENTIVE PLAN

   The Tyson Foods, Inc. 2000 Stock Incentive Plan (the "Plan") was originally approved by the shareholders of the Company on January 12, 2001. The Board believes that the granting of stock options and other stock-based awards assists the Company in its efforts to attract and retain highly qualified persons to serve as directors, officers, employees, consultants and other service providers, thereby more closely aligning their interest with that of the Company's shareholders.

   At the Annual Meeting, shareholders will be requested to approve the Proposal which would increase the number of shares authorized for issuance under the Plan by 13,660,000 shares. The Proposal has been approved by the Board.

                General Description of the Stock Incentive Plan

   The Plan currently permits awards of a variety of equity-based incentives, including stock awards, options to purchase shares of Class A Common Stock, stock appreciation rights, dividend equivalent rights, performance unit awards and phantom shares (collectively, "Stock Incentives") to purchase or acquire up to 7,000,000 shares of Class A Common Stock. On October 15, 2001, the Compensation Subcommittee of the Board made awards of Stock Incentives which exceeded the number of shares currently authorized by the Plan. Such awards were contingent on approval of the Proposal by the Company's shareholders and could not by their terms vest prior to the date of the Annual Meeting. The Proposal would increase the maximum number of shares authorized for issuance under the Plan to 20,660,000, subject to adjustment as provided in the Plan for certain changes in the Company's capital structure, and the number of shares currently available for grant thereunder to 10,653,018. The Plan has an indefinite term.

   The Plan is solely administered by the Compensation Subcommittee and is intended to qualify as a "performance-based" plan under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The number of shares of Class A Common Stock as to which any Stock Incentive is granted and the persons to whom any Stock Incentive is granted will be determined by the Compensation Subcommittee, subject to the provisions of the Plan. Stock Incentives may be made exercisable or settled at the prices and may be made forfeitable or terminable under the terms established by the Compensation Subcommittee, to the extent not otherwise inconsistent with the terms of the Plan. Stock Incentives generally are not transferable or assignable during a holder's lifetime, subject to such terms as may be established by the Compensation Subcommittee.

Stock Incentives

   Options. The Plan provides for the grant of incentive stock options and nonqualified stock options. The Compensation Subcommittee will determine whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted, and the option will be evidenced by a Stock Incentive agreement. Options may be made exercisable pursuant to the terms established by the Compensation Subcommittee, to the extent not otherwise inconsistent with the terms of the Plan. No eligible employee may be granted during any single calendar year rights to shares of Class A Common Stock under options or stock appreciation rights which, in the aggregate, exceed 1,000,000 shares of Class A Common Stock.

   The exercise price of an option shall be set forth in the applicable Stock Incentive agreement. The exercise price of an incentive stock option may not be less than the fair market value of the Class A Common Stock on the date of the grant (nor less than 110% of the fair market value if the participant owns more than 10% of the stock of the Company or any subsidiary). At the time an incentive stock option is exercised, the Company will be entitled to place a legend on the certificates representing the shares of Class A Common Stock purchased pursuant to the option to identify them as shares of Class A Common Stock purchased upon the exercise of an incentive stock option. Nonqualified stock options may be made exercisable at a price equal to, less than or more than the fair market value of the Class A Common Stock on the date that the option is granted. The Compensation Subcommittee may permit an option exercise price to be paid in cash or by the delivery of previously-owned shares of Class A Common Stock, or to be satisfied through a cashless exercise executed through a broker or by having a number of shares of Class A Common Stock otherwise issuable at the time of exercise withheld. The Compensation Subcommittee also may authorize financing by the Company to assist a participant with payment of the exercise price.

   The term of an option shall be specified in the applicable Stock Incentive agreement. The term of an incentive stock option may not exceed ten years from the date of grant; however, any incentive stock option granted to a participant who owns more than 10% of the stock of the Company or any subsidiary will not be exercisable after the expiration of five (5) years after the date the option is granted.

   Stock Appreciation Rights. Stock appreciation rights may be granted separately or in connection with another Stock Incentive, and the Compensation Subcommittee may provide that they are exercisable at the discretion of the holder or that they will be paid at a specific time or times or upon the occurrence or non-occurrence of events that may be specified in the applicable Stock Incentive agreement. Stock appreciation rights may be settled in shares of Class A Common Stock or in cash, according to terms established by the Compensation Subcommittee with respect to any particular award.

   Stock Awards. The Compensation Subcommittee may grant shares of Class A Common Stock to a participant, subject to restrictions and conditions, if any, as the Compensation Subcommittee shall determine.

   Other Stock Incentives. Dividend equivalent rights, performance units and phantom shares may be granted in numbers or units and subject to any conditions and restrictions as determined by the Compensation Subcommittee and will be payable in cash or shares of Class A Common Stock, as determined by the Compensation Subcommittee.

Tax Reimbursement Payments

   The Compensation Subcommittee may make cash tax reimbursement payments designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive.

Termination of Stock Incentives

   The terms of a particular Stock Incentive may provide that it terminates, among other reasons, upon the holders termination of employment or other status with respect to the Company or any affiliate of the Company, upon a specified date, upon the holders death or disability, or upon the occurrence of a change in control of the Company; provided that, the terms of any incentive stock option will provide that all unexercised options will expire, terminate and become unexercisable no later than three months following termination of employment for reasons other than death or disability and one year following the holders death or disability. Stock Incentives may include exercise, conversion or settlement rights to a holders estate or personal representative in the event of the holder's death or disability. At the Compensation Subcommittee's discretion, Stock Incentives that are subject to termination may be canceled, accelerated, paid or continued, subject to the terms of the applicable agreement reflecting the terms of a Stock Incentive and to the provisions of the Plan.

Certain Reorganizations

   The number of shares of Class A Common Stock reserved for issuance in connection with the grant or settlement of a Stock Incentive or to which a Stock Incentive is subject, as the case may be, and the exercise price of an option are subject to adjustment in the event of any recapitalization of the Company or similar event which occurs without the receipt of consideration.

   In the event of certain corporate reorganizations, Stock Incentives may be substituted, canceled, accelerated, cashed-out or otherwise adjusted by the Compensation Subcommittee, provided that any adjustment is not inconsistent with the terms of the Plan or any agreement reflecting the terms of a Stock Incentive. The Company may also use the Plan to assume obligations previously incurred in favor of persons who are eligible to participate under the Plan.

Amendments or Termination

   Although the Plan may be amended or terminated by the Board without shareholder approval, the Board also may condition any amendment upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. No amendment or termination by the Board may adversely affect the rights of a holder of a Stock Incentive without the holder's consent.

                Benefits to Named Executive Officers and Others

   As required by the rules of the Securities and Exchange Commission, the following table shows the number and dollar value benefit of all grants of options and restricted stock since October 1, 2000 to (i) the Chairman and Chief Executive Officer, (ii) each of the other named executive officers, (iii) all current executive officers as a group, (iv) all non-executive directors as a group, and (v) all non-executive officers and employees as a group:

                                                                     Number of   Number of
                                                                      Options     Options    Number of
                                                                      Granted     Granted    Restricted
                                                        Dollar Value March 2001 October 2001   Shares
                   Name and Position                        (1)         (2)         (2)         (3)
                   -----------------                    ------------ ---------- ------------ ----------
Don Tyson,
  Director and retired Senior Chairman of the Board     $ 9,790,000        -0-         -0-   1,000,000

John Tyson,
  Chairman and Chief Executive Officer                  $ 3,031,000    200,000     200,000     300,000

Robert L. Peterson,
  Director; former Chairman and Chief Executive Officer
  of IBP                                                        -0-        -0-         -0-         -0-

Greg W. Lee,
  Co-Chief Operating Officer and Group President, Food
  Service and International                             $   909,300    100,000      60,000      90,000

Steven Hankins,
  Executive Vice President and Chief Financial Officer  $   584,787     50,000      15,000      59,013

Executive Officer Group                                 $16,631,436    435,000     418,200   1,683,134

Non-Executive Director Group                                    -0-        -0-         -0-         -0-

Non-Executive Officer Employee Group                    $20,886,291  3,856,650   1,598,981   2,056,667

--------
(1) Dollar value benefit based upon the closing price of $9.79 per share for the Company's Class A Common Stock as of October 31, 2001, as reported on the New York Stock Exchange. The options granted March 29, 2001 were granted at an exercise price of $11.50 per share, the options granted October 8, 2001 were granted at an exercise price of $9.75 per share, and the options granted October 15, 2001 were granted at an exercise price of $9.32 per share, which in each case was the fair market value of the underlying shares on the date of grant.
(2) Represents option grants since October 1, 2000.
(3) Represents restricted stock grants since October 1, 2000.

                        Federal Income Tax Consequences

   The following discussion outlines generally the federal income tax consequences of participation in the Plan. Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Plan.

Incentive Stock Options

   A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, the participant will be taxed at the time he or she sells the shares of Class A Common Stock purchased pursuant to the incentive stock option. The participant will be taxed on the difference between the price he or she paid for the Class A Common Stock and the amount for which he or she sells the Class A Common Stock. If the participant does not sell the shares of Class A Common Stock prior to two years from the date of grant of the incentive stock option and one year from the date the stock is transferred to him or her, any subsequent gain on sale of the shares will be capital gain and the Company will not receive a corresponding deduction. If the participant sells the shares of stock at a gain prior to that time, the difference between the amount the participant paid for the Class A Common Stock and the lesser of fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income, and the Company will receive a corresponding deduction. If the participant sells the shares of Class A Common Stock for less than the amount he or she paid for the stock prior to the one- or two-year period indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject a participant to, or increase a participant's liability for, the alternative minimum tax.

Nonqualified Options

   A participant will not recognize income upon the grant of a nonqualified option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Class A Common Stock on the date the option is exercised over the price paid for the stock, and the Company will then be entitled to a corresponding deduction.

   Depending upon the time period shares of Class A Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

   Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of Class A Common Stock to the Company.

Other Stock Incentives

   A participant will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance unit award or phantom share (collectively, the "Other Equity Incentives"). Generally, at the time a participant receives payment under any Other Equity Incentive, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or fair market value of the Class A Common Stock received, and the Company will then be entitled to a corresponding deduction.

   A participant will not be taxed upon the grant of a stock award if such award is not "transferable" by the participant or is subject to a "substantial risk of forfeiture," as defined in the Code. When the shares of Class A Common Stock that are subject to the stock award become transferable and are no longer subject to a substantial risk of forfeiture, however, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction. If a participant so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the award, less any amount paid for such stock, in income at that time and the Company will also be entitled to a corresponding deduction at that time.

                             Shareholder Approval

   The Board seeks shareholder approval because approval is required under the Code as a condition to incentive stock option treatment and will maximize the potential for deductions associated with any nonqualified options and stock appreciation rights granted under the Plan. The Board is also seeking shareholder approval to ensure compliance with New York Stock Exchange listing standards.

                             Board Recommendation

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL.

   PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSAL UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

                                 Vote Required

   Approval of the Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

   The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the retired Senior Chairman of the Board, the Chairman and Chief Executive Officer and the three highest paid executive officers of the Company for such period in all capacities in which they served. Robert L. Peterson, the former Chairman and Chief Executive Officer of IBP, is included for the first time as a named executive officer of the Company based upon salary and bonus earned by him for the period after the Company's purchase of approximately 50.1% of the shares of IBP on August 3, 2001. The table also provides compensation information for two individuals who were executive officers of IBP during fiscal year 2001, Richard
L. Bond and Eugene D. Leman but who did not qualify as named executive officers of the Company. The Company has included information on these two IBP executives in light of the significance of the IBP acquisition and in order to provide more complete disclosure on the most highly compensated executives of the combined Company. The Company, however, disclaims any characterization of Messrs. Bond or Leman as "named executive officers" of the Company for the 2001 fiscal year, as such term is used under the federal securities laws and related laws or regulations.

                          SUMMARY COMPENSATION TABLE


                                                                               Long-Term
                                  Annual Compensation                     Compensation Awards
                             --------------------------                   -------------------  All Other
                                                           Other Annual   Options  Restricted Compensation
Name and Principal Position  Year Salary(1)   Bonus(1)     Compensation    (2,3)    Stock(2)     (4,5)
---------------------------  ---- ---------- ----------    ------------   -------  ---------- ------------
Don Tyson,                   2001 $  600,000 $  824,855      $275,822(6)      -0-        -0-    $135,000
 Director and retired Senior 2000 $  600,000 $  200,000      $344,001(6)      -0-        -0-   $ 135,000
 Chairman of the Board       1999 $  600,000 $  310,000      $350,266(6)      -0-        -0-   $ 143,400

John Tyson,                  2001 $  650,000 $2,123,790      $125,146(7)  200,000        -0-    $108,000
 Chairman and Chief          2000 $  650,000 $      -0-      $132,886(7)      -0-   $483,750   $ 108,000
 Executive Officer           1999 $  650,000 $  375,000      $124,587(7)  150,000        -0-   $ 102,786

Robert L. Peterson,          2001 $  669,000 $2,787,165           N/A         -0-        -0-   $  43,875
 Director; former Chairman   2000 $1,000,000 $5,205,853      $ 62,599(8)   60,000        -0-   $ 302,023
 and Chief Executive Officer 1999 $1,000,000 $6,316,914      $ 51,125(8)      -0-        -0-   $ 304,878
 of IBP

Richard L. Bond,             2001 $  624,667 $2,167,182(9)   $ 61,566(10)  31,002        -0-   $  19,250
 Director and Co-Chief       2000 $  688,532 $  933,053           N/A      50,000   $529,968   $ 177,989
 Operating Officer           1999 $  555,317 $  853,740           N/A         -0-        -0-   $ 174,099
 and Group President,
 Fresh Meats and Retail

Greg W. Lee,                 2001 $  450,000 $  298,542           N/A     100,000        -0-   $  36,563
 Co-Chief Operating Officer  2000 $  412,500 $  110,000           N/A         -0-   $322,500   $  38,077
 and Group President, Food   1999 $  379,167 $  150,000           N/A      80,000        -0-   $  37,063
 Service and International

Steven Hankins,              2001 $  300,000 $  248,196           N/A      50,000        -0-   $  23,690
 Executive Vice              2000 $  281,250 $   60,000           N/A           0   $215,000   $  21,844
 President and Chief         1999 $  264,583 $  100,000           N/A      60,000        -0-   $  25,600
 Financial Officer
Eugene D. Leman,             2001 $  365,948 $  320,000           N/A      28,402        -0-   $  10,978
 Senior Group Vice           2000 $  464,942 $  559,576           N/A      16,200   $371,508   $ 136,869
 President, Fresh Meats      1999 $  349,849 $  520,200           N/A         -0-        -0-   $ 133,661

--------
(1) The table includes compensation information for Messrs. Peterson, Bond and Leman for periods prior to the Company's acquisition of IBP in the fourth quarter of the 2001 fiscal year. Compensation information for these three individuals during 1999 and 2000 reflects compensation actually paid or accrued to them by IBP during its fiscal years ending December 25, 1999 and December 30, 2000, whereas information for Messrs. Don Tyson, John Tyson, Lee and Hankins reflects the Company's fiscal years ending October 2, 1999 and September 30, 2000. For the 2001 fiscal year, the table reflects compensation actually paid or accrued for Messrs. Peterson, Bond and Leman during the partial period beginning December 31, 2000 and ending September 29, 2001.
(2) On May 4, 2000, the Company canceled option grants to Messrs. John Tyson, Lee and Hankins for 150,000, 80,000 and 60,000 shares, respectively, and awarded Messrs. John Tyson, Lee and Hankins 45,000, 30,000 and 20,000 restricted shares, respectively, of Class A Common Stock under the Company's Restricted Stock Bonus Plan. The restriction expires over periods through December 1, 2003. During the restricted period the individuals who received the awards will be entitled to receive all dividends paid with respect to the restricted shares. The amounts set forth above are based on the $10.75 market value of Class A Common Stock on May 4, 2000.
(3) All option awards for IBP officers that were originally made with respect to IBP common stock have been converted into options relating to the Company's Class A Common Stock based upon the conversion formula used in the IBP merger.
(4) In 2001, "All Other Compensation" includes the following for Messrs. Don Tyson, John Tyson, Lee and Hankins: (i) Company matching contributions to the Employee Stock Purchase Plan of $30,000; $32,500; $22,500 and $15,000 for each named executive, respectively; (ii) Company contributions to the Executive Savings Plan of $ -0-; $12,700; $7,263 and $1,890 on behalf of each named executive, respectively; and (iii) Company contributions to the Retirement Savings Plan of $-0-; $6,800; $6,800 and $6,800 on behalf of each named executive, respectively, to match a portion of 2001 pretax elective deferral contributions (included under salary) made by each person to such plans. Also includes the following for Mr. Don Tyson and Mr. John Tyson, $105,000 and $56,000 respectively, which represents the dollar value benefit of premium payments under split dollar life insurance policies on Mr. Don Tyson and Mr. John Tyson for which the Company will be reimbursed for premiums paid.
(5) In 2001, "All Other Compensation" includes the following for Messrs. Peterson, Bond and Leman: Company matching contributions to the IBP Retirement Income Plan of $43,875, $19,250 and $10,978 on behalf of each named individual, respectively.
(6) In 2001, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $153,371 and $106,801, respectively. In 2000, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $191,652 and $133,457, respectively. In 1999, "Other Annual Compensation" for Mr. Don Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $193,082 and $134,453, respectively.
(7) In 2001, "Other Annual Compensation" for Mr. John Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $55,717 and $51,535, respectively. In 2000, "Other Annual Compensation" for Mr. John Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $62,928 and $58,203, respectively. In 1999, "Other Annual Compensation" for Mr. John Tyson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $58,701 and $54,294, respectively.
(8) In 2000, " Other Annual Compensation" reported for Mr. Peterson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $39,023 and $23,576, respectively. In 1999, "Other Annual Compensation" reported for Mr. Peterson includes travel and entertainment costs and amounts reimbursed for estimated income tax liability related thereto of $33,316 and $17,809, respectively.
(9) Includes a one-time nonrecurring bonus in the amount of $1,500,000 paid to Mr. Bond in connection with the IBP merger.
(10) In 2001, "Other Annual Compensation" for Mr. Bond includes travel and entertainment and amounts reimbursed for estimated income tax liability related thereto of $37,335 and $24,231, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

   The following tables show all individual grants of stock options to the named executives during the fiscal year ended September 29, 2001.

                     Individual Grants
                   --------------------
                                                             Potential Realizable Value
                                                                     at Assumed
                              % of Total                          Annual Rates of
                   Number of   Options                              Stock Price
                   Securities Granted to Exercise                 Appreciation for
                   Underlying Employees  or Base                   Option Term(2)
                    Options   In Fiscal   Price   Expiration --------------------------
Name                Granted      Year     ($/SH)     Date         5%           10%
----               ---------- ---------- -------- ----------  -----------  -----------
Don Tyson.........    -0-        -0-       -0-       -0-         -0-           -0-

John Tyson(1).....  200,000      4.6%     $11.50   3/29/11   $1,446,000    $3,666,000

Robert L. Peterson    -0-        -0-       -0-       -0-         -0-           -0-

Greg W. Lee(1)....  100,000      2.3%     $11.50   3/29/11   $   723,000   $ 1,833,000

Steven Hankins(1).   50,000      1.2%     $11.50   3/29/11   $   361,500   $   916,500

--------
(1) These shares were granted with respect to the Company's Class A Common Stock for a ten year period beginning as of March 29, 2001. The options do not qualify as "incentive stock options" under the Code. The exercise price of $11.50 was the fair market value of the Class A Common Stock on the date of the grant. Vesting at 25% begins on March 29, 2003, the end of the second year, and continues at 25% for each subsequent year until all shares are vested on March 29, 2006. Options not exercised expire on March 29, 2011. Unvested options are forfeited upon termination of employment.
(2) As required by Securities and Exchange Commission rules and regulations, potential realizable values are based on the assumption that the Class A Common Stock price appreciates at the annual rate shown compounded annually from the date of grant until the end of the ten year option term and is not intended to forecast appreciation in stock price. The Company's Class A Common Stock price at the end of the ten year term based on a 5% annual appreciation would be $18.73; and on a 10% annual appreciation would be $29.83.

                         OPTION EXERCISES AND HOLDINGS

   The following table sets forth information with respect to the named executives concerning unexercised options held as of the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 Number
                                        of Securities Underlying
                                           Unexercised Options      Value of Unexercised
                                                at FY-end           In-the-Money Options
                     Shares                    Unexercised              at FY-end(1)
                   Acquired on  Value   ------------------------- -------------------------
       Name         Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
       ----        ----------- -------- ----------- ------------- ----------- -------------
Don Tyson.........    -0-        -0-        -0-          -0-         -0-           -0-
John Tyson........    -0-        -0-      57,000       236,750       -0-           -0-
Robert L. Peterson   -0-(2)     -0-(2)    285,720        -0-      $99,288(3)       -0-
Greg W. Lee.......    -0-        -0-      68,250       151,750       -0-           -0-
Steven Hankins....    -0-        -0-      31,170       72,230        -0-           -0-

--------
(1) No unexercised In-the-Money Options were in existence at September 29, 2001 for Messrs. Don Tyson, John Tyson, Lee and Hankins.
(2) Mr. Peterson did not exercise any options with respect to the Company's Class A Common Stock at any time during the 2001 fiscal year in which IBP was a subsidiary or an affiliate of the Company. However, prior to the Company's acquisition of approximately 50.1% of the outstanding shares of IBP on August 3, 2001, Mr. Peterson acquired 270,000 shares of IBP common stock and realized $3,646,425 in value.
(3) Amount represents the market value ($10.02) less the exercise or base price for all shares underlying unexercisable options as of September 29, 2001.

Director Compensation

   Lloyd V. Hackley, Shelby D. Massey, Joe F. Starr, Jim Kever, David A. Jones and Barbara Allen, outside directors serving on the Board, received an annual retainer of $30,000 for fiscal year 2001, while Don Tyson, John Tyson, Leland
E. Tollett, Barbara A. Tyson, Donald E. Wray and Gerald M. Johnston, directors who are also employees or consultants of the Company, receive $2,500 per regular quarterly meeting. Outside directors are compensated at the rate of $1,000 per day for time spent on board-related activities. Robert L. Peterson, Richard L. Bond and Jo Ann R. Smith were elected to the Board in November 2001. Mr. Peterson and Mr. Bond are considered employees or consultants of the Company, while Ms. Smith is considered an outside director.

Employment Contracts

   The Company and Don Tyson, who retired as Senior Chairman of the Board on October 19, 2001, have entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement. In consideration for his advisory services, Mr. Tyson will receive (i) $800,000 for each year during the term of the contract and (ii) 1,000,000 shares of restricted Class A Common Stock which vests October 10, 2003. The contract also provides for the provision of Mr. Tyson's travel and entertainment costs, as well as his estimated income tax liability with respect thereto, consistent with past practices, and continuation of health and life insurance benefits. In the event of Mr. Tyson's death, the above described benefits will be paid to the surviving of Mr. Tyson's three children. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

   The Company and John Tyson have entered into an employment contract effective October 1, 2001. This contract currently provides for his active employment through October 1, 2004, and his employment thereunder is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Tyson upon proper notice. The base salary under this contract is a minimum of $1,000,000 per annum. Additionally, Mr. Tyson was awarded (i) 300,000 shares of restricted Class A Common Stock, 200,000 shares of which vest on October 10, 2003 with the remainder vesting on October 10, 2006, and (ii) options to purchase 200,000 shares of Class A Common Stock at the price of $9.32 per share, the market price on the date of the grant, which vests forty percent (40%) on the second anniversary of the date of the award and in twenty (20%) increments annually thereafter until fully vested. If Mr. Tyson dies while serving as an employee of the Company, his designee(s) shall for twenty (20) years after the date of his death receive an annual payment equal to thirty three and one-third percent (33 1/3%) of his base salary at the time of his death. If Mr. Tyson's employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for "cause" or as a result of Mr. Tyson's death or permanent disability) or by Mr. Tyson for "good reason," then the Company must pay Mr. Tyson an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus
(y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100% vested. The contract provides for a one year non-compete obligation from Mr. Tyson following the termination of employment with the Company.

   The Company and Robert L. Peterson, who retired as Chairman of the Board and Chief Executive Officer of IBP on September 28, 2001, have entered into a contract which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement. In consideration for his advisory services, Mr. Peterson will receive $400,000 for each year during the term of the contract. The contract also provides for continued vesting of outstanding stock options and restricted stock, and continuation of health and life insurance benefits. In the event of Mr. Peterson's death, (i) the above described benefits will be paid to his surviving spouse until her death at which time all benefits shall cease and
(ii) his estate may continue to exercise all unexercised stock options issued to Mr. Peterson until the earlier of the original expiration date of the options or twelve months following his death. No benefits will be payable under the contract in the event he accepts employment with any competitor of the Company.

   The Company and Richard L. Bond have entered into an employment contract effective September 28, 2001. This contract currently provides for his active employment through October 1, 2006, and his employment thereunder is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Bond upon proper notice. The base salary under this contract is a minimum of $900,000 per annum. Mr. Bond was awarded (i) 100,000 shares of restricted Class A Common Stock, 50,000 shares of which vested October 8, 2001 with the remainder vesting in equal increments over five years beginning on the first anniversary date of the award, (ii) a credit of 50,000 shares of "phantom" Class A Common Stock toward a non-qualified deferred compensation arrangement for the benefit of Mr. Bond, and (iii) options to purchase 100,000 shares of Class A Common Stock at the price of $9.75 per share, the market price on the date of the grant, which vests in one-quarter increments beginning on the second anniversary of the date of the award and annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company's 2003, 2004, 2005 and 2006 fiscal years (in each case so long as the contract is still in effect), the Company shall award Mr. Bond an additional option to acquire 60,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. Additionally, the contract provides that upon Mr. Bond's retirement from active employment with the Company, the Company (i) shall pay Mr. Bond (or his estate or legal representative, if applicable) $2,000,000 (plus accrued interest at the rate of 6.75% per annum from September 28, 2001 until the date of payment) and (ii) shall enter into a contract with Mr. Bond which provides that he will continue to furnish advisory services to the Company for a period of ten years following the date of his retirement and as compensation thereunder receive for first five (5) years an annual amount equal to 60% of Mr. Bond's base salary at the time of his retirement, and for the next five (5) years an annual amount equal to 30% of Mr. Bond's base salary at the time of his retirement. If Mr. Bond's employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for "cause" or as a result of Mr. Bond's death or permanent disability) or by Mr. Bond for "good reason," then the Company must pay Mr. Bond an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100% vested. The contract provides for a one year non-compete obligation from Mr. Bond following the termination of employment with the Company.

   The Company and Greg W. Lee have entered into an employment contract effective October 1, 2001. This contract currently provides for his active employment through October 1, 2006, and his employment thereunder is automatically extended for successive one year periods thereafter, unless terminated by either the Company or Mr. Lee upon proper notice. The base salary under this contract is a minimum of $650,000 per annum. Additionally, Mr. Lee was awarded (i) 90,000 shares of restricted Class A Common Stock, 15,000 shares of which vested October 15, 2001 with the remainder vesting in equal increments over five years beginning on the first anniversary date of the award, and (ii) options to purchase 60,000 shares of Class A Common Stock at the price of $9.32 per share, the market price on the date of the grant, which vests in one-quarter increments beginning on the second anniversary of the date of the award and annually thereafter until fully vested. The contract also provides that on the first business day of each of the Company's 2003, 2004, 2005 and 2006 fiscal years (in each case so long as the contract is still in effect), the Company shall award Mr. Lee an additional option to acquire 60,000 shares of Class A Common Stock at an exercise price equal to the market price on the date of the grant. If Mr. Lee's employment is terminated prior to the term of the agreement by the Company (unless the termination is by the Company for "cause" or as a result of Mr. Lee's death or permanent disability) or by Mr. Lee for "good reason," then the Company must pay Mr. Lee an amount equal to the sum of (x) three times his base salary for the fiscal year immediately preceding the year in which the termination occurs plus (y) three times his bonus for the fiscal year immediately preceding the year in which the termination occurs and any unvested restricted stock or time-vesting option awards will become 100% vested. The contract provides for a one year non-compete obligation from Mr. Lee following the termination of employment with the Company.

   In addition to the employment contracts described above, the Company has employment agreements with all of its executive officers, including Mr. Hankins. Each agreement has a term of five years, with Mr. Hankins' having commenced October 15, 2001. Each provides for a one year non-compete obligation from the employee following the termination of employment with the Company. The agreements provide for, among other things, a minimum base salary and participation in Company employee benefit plans including specifically stock options and restricted stock as an incentive to an employee's long term commitment to the Company. The minimum base salary for Mr. Hankins is $400,000. While the agreements terminate by their terms after five years, (i) the employee has the right to terminate it, subject to the non-compete obligation, upon one year's notice and (ii) the Company has the right to terminate the agreement at anytime upon written notice subject to the obligation to continue to pay base salary for a period of six months (if the executive has been employed by the Company for a period of five years or more) or three months (if the executive has been employed by the Company for a period of less than five years) and subject to provisions relating to the early vesting of stock options and restricted stock upon such termination.

                       REPORT OF COMPENSATION COMMITTEE

   The Compensation Committee was comprised during fiscal 2001 of Messrs. Lloyd
V. Hackley, Chairman, Barbara Allen and Shelby D. Massey. The Compensation Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions relating to certain of the Company's compensation plans which require approval and administration solely by a committee comprised of "outside/disinterested directors." Effective November 18, 1994, the Committee approved the formation of the Compensation Subcommittee, comprised of Messrs. Lloyd V. Hackley and Barbara Allen during fiscal 2001, for the purpose of administering awards under the Company's performance-based compensation plans as required by Section 162(m) of the Code.

   The following is a report submitted by the above-listed committee members in their capacity as the Compensation Committee of the Board, addressing the Company's compensation policy as it related to executive officers for fiscal 2001.

Compensation Policy

   The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies during fiscal 2001 integrated annual base compensation with (i) bonuses based upon a "balanced scorecard" management approach, (ii) equity-based compensation and (iii) incentive and deferred compensation.

   Under the "balanced scorecard" management approach, performance is measured based upon the achievement of corporate and divisional goals. Accordingly, in years in which the corporate and divisional goals are achieved or exceeded, executive compensation tends to be higher than in years in which goals are not achieved or exceeded. Annual cash compensation, together with the payment of equity-based, incentive and deferred compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers, and management in general, are eligible for and do participate in incentive and deferred compensation plans.

   In 1993, Congress enacted Section 162(m) which, among other things, provides that compensation paid to certain covered executive officers in excess of $1,000,000 annually does not qualify for deduction by the Company unless such compensation is "performance-based." Section 162(m) historically has not had an impact or resulted in the loss of a deduction with respect to cash compensation paid to the Company's executives; however, $1,074,081 of Mr. John Tyson's compensation during the last fiscal year is not expected to qualify for deduction.

Performance Measures

   In evaluating annual executive compensation, the Compensation Committee subjectively considers a number of factors including earnings per share and return on invested capital. These factors are compared with problems and advantages (both external and internal) that are unique to the Company or the industry, performance in prior years and performance of other companies in the industry. In fiscal 2001, approximately 67% of the Company's revenues were derived from the sale of poultry and poultry products. Accordingly, the Company believes that its performance in 2001 should be compared to that of other companies that are primarily poultry or poultry-product oriented to evaluate management performance. Therefore, the Company compared its performance during fiscal 2001 against a peer industry group currently consisting of Cagle's, Inc., Pilgrim's Pride Corporation and Sanderson Farms, Inc. Although there are other producers of poultry and poultry products, the Compensation Committee believes that the percentage of poultry sales to total sales of the foregoing group more closely represents that of the Company during fiscal 2001.

Fiscal 2001 Compensation

   For fiscal 2001, the Company's executive compensation program consisted of
(i) base salary, adjusted from the prior year, (ii) cash bonuses, (iii) matching contributions to incentive and deferred compensation plans, (iv) contributions under the Company's broad-based Employee Stock Purchase Plan and Retirement Savings Plan which are fixed as a percentage of employee participant contributions, and (v) grants of incentive stock options under the Tyson Foods, Inc. 2000 Stock Incentive Plan.

Base Salary

   Executives' base salaries are reviewed periodically to determine if such salaries fall within the range of those persons holding comparably responsible positions at other companies. Individual salaries are also based upon an evaluation of other factors, such as individual past performance, potential with the Company and level and scope of responsibility. The Compensation Committee believes that the base salaries of the Company's executive officers as a whole are comparable with the base salaries of other persons similarly situated.

   For fiscal 2002, the Company has adopted employment agreements with its executive officers. These agreements were adopted in light of a number of changes as a result of the IBP Merger, including the increase in size and scope of the Company's operations, the increase in the number of executive officers and their responsibilities, and the presence of existing employment agreements with IPB executive officers. In addition to standard provisions regarding non-competiton, confidentiality, and benefits, these agreements provide for a minimum base salary for each executive officer that was determined after consulting independent salary surveys. A complete description of these agreements is provided under "Executive Compensation and Other Information--Employment Agreements".

2001 Cash Bonuses

   The Company's bonus plan in fiscal year 2001 was based upon a "balanced scorecard" management approach. Under this approach, division scorecards, which relate to the specific operations and goals of each division, and a corporate scorecard, which better reflects corporate targets and key business objectives, were developed. The primary objective of this bonus plan was to provide management a clearer connection between business results and individual rewards. Under this bonus plan, management was rewarded on a scale of targeted bonuses based upon corporate and divisional achievement of goals together with an additional discretionary component.

   Fiscal 2001 was a year of extreme challenges for the Company. Oversupply in the domestic chicken market during much of the fiscal year presented significant challenges for management and adversely affected financial results and the ability of the Company to achieve its performance goals. However, the Company continued to grow its core value-added business and reduced its inventories. The Company's cash flow allowed it to reduce debt by $86 million (excluding increases in debt resulting from funding the IBP acquisition and assuming IBP debt), and buy back $48 million of its Class A Common Stock. In addition, the Company completed the acquisition of IBP on September 28, 2001. After balancing the Company's performance, challenges and achievements in fiscal 2001 with the importance of rewarding and retaining a sound management team for the future, the Compensation Committee, upon the advice and recommendation of the Chairman and Chief Executive Officer, determined to award, on a subjective basis, the discretionary component of targeted bonuses, bonuses earned to those who achieved performance goals, and additional discretionary bonuses to certain members of management based upon the completion of the acquisition of IBP.

   The Company has instituted a new bonus plan for fiscal 2002. The new plan will emphasize a "one company" philosophy. All team members will work towards the achievement of a common corporate goal, with the bonus pool being based on a targeted EBIT (earnings before interest and taxes) amount, which was determined based upon a targeted ROIC (return on invested capital). While still recognizing corporate, division and individual performance, the intent during the transition that will occur in fiscal 2002 is to have minimal variance in bonus payments by job grade throughout the divisions of the organization, thus creating a team concept.

Stock-Based Compensation

   The Compensation Committee approves long-term compensation from time to time in the form of stock-based compensation with a view towards more closely aligning the interests of executives and other managers with the interests of shareholders. The Compensation Committee believes that stock options and other equity-based compensation are an effective incentive for executives and managers to create value for shareholders since the value of such compensation bears a direct relationship to appreciation in the Company's stock price. The determination of whether to grant stock options or other equity based compensation, whether on an aggregate or individual basis, has been delegated to and is in the discretion of the Compensation Subcommittee. In making such determination, the Compensation Subcommittee reviews the Company's performance as determined by the price of its stock, the relation of long-term compensation to cash compensation, the perceived need of providing additional incentives to executives and managers to increase shareholder value, the number and frequency of grants in prior years, individual performance and potential contribution to the Company. Based upon these factors and the recommendation of the Chairman and Chief Executive Officer, the Compensation Subcommittee, on March 29, 2001, awarded approximately 4,291,650 option shares to executive officers and managers under the Tyson Foods, Inc. 2000 Stock Incentive Plan. The Committee did not award any other equity incentives during fiscal 2001. These options vest in one-quarter increments annually beginning on the second anniversary of the date of the award.

Senior Chairman and Chairman and CEO Compensation

   The general approach used in setting the base compensation for Don Tyson, the Company's Senior Chairman who retired in October 2001, and John Tyson, the Company's Chairman and Chief Executive Officer, has been to provide compensation which is comparable and competitive with that of other companies of similar size, while encouraging and rewarding corporate performance in line with the interests of shareholders.

   Effective fiscal 1995, the Compensation Subcommittee (with the approval of the shareholders of the Company) adopted the Senior Executive Performance Bonus Plan to comply with the provisions of Section 162(m). The performance-based plan provides that participants thereunder are entitled to receive a pro-rata percentage of a "bonus pool" to be funded up to an annual aggregate maximum amount in any fiscal year equal to 1% of the Company's pre-tax income (as defined in the plan) for the fiscal year plus 0.5% of the increase in pre-tax income over the previous fiscal year. The Compensation Subcommittee retains full discretion to reduce or eliminate bonus payments otherwise payable under the Senior Executive Performance Bonus Plan.

   The Compensation Subcommittee also determined the completion of the acquisition of IBP, which had the effect of the Company becoming the world's largest protein provider, was an accomplishment which warranted a bonus payment in excess of that determined pursuant to the Senior Executive Performance Bonus Plan, notwithstanding that Section 162(m) would limit the deductibility of a portion of the bonus.

   The only participants under the Senior Executive Performance Bonus Plan during fiscal year 2001 were Don Tyson and John Tyson. Based upon Messrs. Don Tyson's and John Tyson's pro-rata percentage of the bonus pool, the Compensation Subcommittee has determined that they would have been eligible for a cash bonus in fiscal 2001 of $824,855 each. The Compensation Subcommittee awarded Messrs. Don Tyson and John Tyson bonuses of $824,855 and $2,123,790, respectively.

Summary

   The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Compensation Committee believes that compensation levels during fiscal 2001 adequately reflect the Company's compensation goals and policies.

                                          Lloyd V. Hackley*
                                          Barbara Allen*
                                          Shelby D. Massey

* Members of Compensation Subcommittee

          Compensation Committee Interlocks and Insider Participation

   The members of the Compensation Committee are named above under the caption "Report of Compensation Committee." No member of the Compensation Committee was an officer or employee of the Company during fiscal 2001; however, Mr. Massey did serve as Senior Vice Chairman of the Board from 1985 to 1988.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 29, 2001. The Committee also has discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Committee has received the written disclosures and the letter from the independent auditors for the Company required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the independent auditors that firm's independence from management and the Company.

   Based on the review and discussions referred to in the above paragraph, the Committee recommends to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2001 for filing with the Securities and Exchange Commission.

                                          Jim Kever, Chairman
                                          Barbara Allen
                                          Lloyd V. Hackley
                                          David A. Jones

                              COMPANY PERFORMANCE

   The following graph shows a five-year comparison of cumulative total returns for the Company, the S&P Foods 500 Index, the S&P 500 Index and an index of peer companies selected by the Company.

                                INDEXED RETURNS
                                 Years Ending


                                    [CHART]



      Tyson Foods Inc-CLA    S&P 500 Index    S&P 500 Foods Index    Peer Group
      -------------------    -------------    -------------------    ----------
Sep-96      100                  100                 100               100
Sep-97      132.33               140.45              133.32            138.87
Sep-98      112.82               153.15              141.56            156.55
Sep-99       93.87               195.74              136.13            112.98
Sep-00       57.95               221.74              128.99            107.51
Sep-01       58.82               182.71              155.35            211.16

Peer Group Companies: Cagle's Inc - CLA, Golden Poultry Co Inc (Acquired by Gold Kist Inc 10/97), Hudson Foods Inc - CLA (Adquired by Tyson Foods Inc 2/98), Pilgrims Pride Corp, Sanderson Frams Inc, WLR Food Inc (Adquired by Pilgrims Pride 1/01)

                               -----------------

                     Source: S&P Compustat Services, Inc.

   The total cumulative return on investment (change in the year-end stock price plus reinvested dividends) for each of the periods for the Company, the peer group, the S&P Foods 500 Index and the S&P 500 Index is based on the stock price or composite index at the end of fiscal 1996.

   The above graph compares the performance of the Company with that of the S&P Foods 500 Index, the S&P 500 Index and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Cagle's, Inc., Golden Poultry Company, Inc., Hudson Foods, Inc., Pilgrim's Pride Corporation, Sanderson Farms, Inc., and WLR Foods, Inc.; however, 1998, 1999, 2000 and 2001 do not include Golden Poultry Company, Inc. which was acquired by Gold Kist, Inc. in October 1997 and Hudson Foods, Inc., which was acquired by the Company in January 1998, and 2001 does not include WLR Foods, Inc. which was acquired by Pilgrim's Pride Corporation in January 2001. On September 28, 2001, the Company completed its merger with IBP and became the world's leading marketer of beef, chicken and pork. As a result of this transaction, the Company no longer believes that the foregoing peer group of poultry participants provides a meaningful comparison to the Company. Accordingly, in future years the Company will discontinue providing a comparison to the foregoing group of peer companies selected by the Company and will instead provide a comparison only to the S&P Foods 500 Index and the S&P 500 Index.

                             CERTAIN TRANSACTIONS

   The Company has historically engaged in lease agreements and other transactions with various of its executive officers, directors and their affiliates. The following summarizes such transactions in excess of $60,000 to which the Company was a party during fiscal 2001. The Company anticipates that it will continue to engage in similar transactions with such persons in the future. All new and any renewed related party transactions are reviewed by the Special Committee.

Loans

   During fiscal 2001, other than for ordinary travel and expense payments, the Company has made no loans or advances to any of its executive officers, directors or affiliates.

Other Transactions

   The following list is a summary of transactions between the Company and its executive officers, directors, nominees, principal shareholders and other related parties. Most of the farm leases are for specialized swine farrowing and rearing facilities. Because of the specialized nature of the Company's business, certain investors, some of whom are directors and executive officers, have agreed to build swine or poultry facilities designed to meet the Company's particular requirements. These facilities are generally leased for terms not exceeding five years with renewal options in favor of the Company. The Company anticipates that it will continue such leases under terms of the respective renewal options.

   1. During fiscal 2001, the Company leased certain farms from the following with aggregate lease payments as follows: (i) Don Tyson, $392,652; (ii) a partnership of which John Tyson and the Estate of Randal Tyson are partners, $211,056; (iii) entities in which Joe F. Starr and the children of Don Tyson, including John Tyson, are partners or owners, $675,060; (iv) the Tyson Children Partnership, of which John Tyson is a partner, $615,000; (v) Estate of Randal Tyson, $75,756; (vi) JHT, LLC, of which Don Tyson and the Estate of Randall Tyson are the members, $30,000; (vii) Leland E. Tollett, $140,640; (viii) certain entities controlled by Joe F. Starr, $64,368; and (ix) Gerald M. Johnston, $246,732.

   2. The Company has an aircraft operation agreement with JHT, LLC on a month-to-month basis with aggregate payments of $76,864 for fiscal 2001.

   3. The Company has an aircraft lease agreement with the Tyson Family Aviation, LLC, of which Don Tyson, John Tyson, the Estate of Randal Tyson and Joe Fred Starr are members, with aggregate lease payments of $1,532,664.

   4. During fiscal 2001, the Company had a contract for swine growout services with a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $153,043.

   5. A subsidiary of the Company, Cobb-Vantress, Inc., has a contract for a breeder hen research and development farm with Leland E. Tollett with aggregate payments of $624,077 during fiscal 2001.

   6. Certain persons, including some executive officers and directors, are engaged in poultry and swine growout operations whereby these persons purchase from the Company baby chicks, feeder pigs, feed, veterinary and technical services, supplies and other related items necessary to grow these livestock to market age, at which time they are sold either to the Company or to unrelated parties. For fiscal 2001, the purchases from the Company of the above-enumerated items, which were at fair market value, by such persons were: Don Tyson, $6,491,069; Joe F. Starr, $1,598,522; Barbara A. Tyson, $680,450; and John Tyson, $1,668,628.

   7. During fiscal 2001, the Company had contracts for poultry growout services with (i) a partnership in which Gerald M. Johnston and Donald E. Wray are among the partners with aggregate payments of $94,981; and (ii) an entity owned by Gerald M. Johnston with aggregate payments of $85,595.

   8. The Company previously entered into an agreement, which was amended effective October 1, 1997, with entities of which Don Tyson is a principal, with respect to the operation of a waste water treatment plant which is located adjacent to and services the Company's chicken processing facility in Nashville, Arkansas, with aggregate payments by the Company of $3,887,629 for fiscal 2001 pursuant to such agreement. Additionally, the Company has entered into an agreement with the Tyson Limited Partnership and another entity in which Don Tyson is a principal, with respect to the operation of a wastewater treatment plant which is located adjacent to and services a processing facility in Springdale, Arkansas, with aggregate payments by the Company of $2,219,928 for fiscal 2001 pursuant to such agreement.

   9. During fiscal 2001, the Company leased office and warehouse space from entities in which Joe F. Starr and the children of Don Tyson, including John Tyson, are partners or owners, with aggregate lease payments of $186,000.

   10. During fiscal 2001, the Company shipped and stored product in a dry and cold storage facility in which Gerald Johnston had a 25% ownership interest, with storage payments of $83,963.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The Company's directors and executive officers are required to file under the Securities Exchange Act of 1934 reports of ownership and changes of ownership with the SEC.

   Based solely on information provided to the Company by individual directors and executive officers, the Company believes that during the preceding year, all filing requirements applicable to directors and executive officers have been complied with except that Shelby D. Massey filed a Form 4 Statement of Change in Beneficial Ownership six days late for the month of June 2001 to report a purchase of Class A Common Stock.

                                   AUDITORS

   Ernst & Young LLP has been selected as the Company's independent auditors. Ernst & Young has been Tyson's independent auditors since prior to the Company's initial offering of securities to the public in 1963. Representatives of Ernst & Young LLP will be present at the annual shareholders meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

Audit Fees

   The fees for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 29, 2001 and the reviews of the financial statements included in the Company's Forms 10-Q for the same fiscal year were $2,138,579.

Financial Information Systems Design and Implementation Fees

   The Company did not incur any fees to Ernst & Young LLP for financial information systems design and implementation services for the fiscal year ended September 29, 2001.

All Other Fees

   The fees for services rendered to the Company by Ernst & Young LLP, other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended September 29, 2001 were $1,324,535, including audit-related services of $998,329 and non-audit services of $326,206. Audit-related services include fees for SEC registration statements and consultation on accounting standards or transactions. Non-audit services were primarily tax services.

   In making its determination regarding the independence of Ernst & Young, LLP, the Audit Committee of the Board of Directors of the Company considered whether the provision of the services covered in the sections herein regarding "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining such independence.

                             SHAREHOLDER PROPOSALS

   Proposals of shareholders intended to be presented at the 2003 Annual Meeting of Shareholders (the "2003 Annual Meeting") must be received by the Company on or before September 3, 2002, in order to be eligible for inclusion in the Company's proxy statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Securities Exchange Act of 1934.

   Additionally, the Company's bylaws provide that for a shareholder proposal to be brought before and considered at an annual meeting by a shareholder proponent (the "Proponent"), such Proponent must provide, deliver or mail notice thereof to the Secretary of the Company at the principal executive office of the Company (and the Secretary must receive such notice) not less than 75 days nor more than 100 days prior to the date of such annual meeting. For such provision to be effective, the Company must have provided notice to shareholders, or otherwise publicly disclose, the date of the annual meeting at least 85 days in advance thereof. If no notice or public disclosure is made by the Company within that time frame, the Proponent's notice to be timely received must be received not later than the close of business on the tenth day following the day on which notice of the meeting is actually mailed to shareholders or public disclosure of the meeting date is actually made. The actual date of the Company's 2003 Annual Meeting has not yet been determined. The Company anticipates that public disclosure of the date of the 2003 Annual Meeting will be made in the Company's Quarterly Report on Form 10-Q for the third quarter of fiscal 2002, which report will be filed with the Securities and Exchange Commission in August 2002.

                           EXPENSES OF SOLICITATION

   The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone, telegraph or other similar means of communication. Solicitation by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitation will be paid.

                       ADDITIONAL INFORMATION AVAILABLE

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER, THE COMPANY WILL FURNISH A COPY OF THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE WRITTEN REQUEST SHOULD BE SENT TO THE SECRETARY, AT THE COMPANY'S EXECUTIVE OFFICE. THE WRITTEN REQUEST MUST STATE THAT AS OF DECEMBER 18, 2001, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF CAPITAL STOCK OF THE COMPANY.

                                 OTHER MATTERS

   So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

   SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO VOTE BY INTERNET, TELEPHONE OR BY MAIL. TO VOTE BY MAIL, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE, IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          R. Read Hudson
                                          Secretary

January 2, 2002

                                   P R O X Y

                                TYSON FOODS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF SHAREHOLDERS, FEBRUARY 1, 2002

     The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) Don Tyson and Joe F. Starr, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed below, at the Annual Meeting of Shareholders to be held at the Walton Arts Center, 495 West Dickson Street, Fayetteville, Arkansas, on February 1, 2002, at 10:00 a.m. local time, and at any adjournments or postponements thereof, for the transaction of the following business:

     1. To elect the following fifteen (15) members to the Board of Directors:

               01-Don Tyson, 02-John H. Tyson, 03-Joe F. Starr,
               04-Leland E. Tollett, 05-Shelby D. Massey, 06-Barbara A. Tyson, 07-Lloyd V. Hackley, 08-Donald E. Wray, 09-Gerald M. Johnston, 10-Jim Kever, 11-David A.Jones, 12-Barbara Allen,
               13-Robert L. Peterson, 14-Richard L. Bond, 15-Jo Ann R. Smith

     2. To approve an amendment to the Tyson Foods, Inc. 2000 Stock Incentive Plan.

     3. To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                                                                SEE REVERSE SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                                TYSON FOODS, INC.
                                FEBRUARY 1, 2002
                               WALTON ARTS CENTER
                             FAYETTEVILLE, ARKANSAS

                                                                    |  2534
                                                                    |
                                                                    _____
Please mark your votes as in this example. [X]

Your shares will be voted as recommended by the Board of Directors unless you otherwise indicate in which case they will be voted as marked.

--------------------------------------------------------------------------------
                  The Board recommends a vote FOR ITEMS 1 & 2.
--------------------------------------------------------------------------------

1.   Election of Directors             FOR         WITHHELD
                                       [_]           [_]


2.   To approve an amendment           FOR      AGAINST     ABSTAIN
     to the Tyson Foods, Inc.          [_]        [_]         [_]
     2000 Stock Incentive Plan.

3. To consider and act upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

For, except vote withheld from the following nominee(s): Write number(s) of nominee(s).

______________________________


 I PLAN TO ATTEND THE MEETING. [_]

(The signature(s) should be exactly as the name appears at left. If stock is in the name of (i) two or more persons, each should sign; (ii) a corporation, the president or other authorized officer should sign; (iii) a partnership, an authorized person should sign in the partnership name. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary should state their full title.)

Please sign, date and return this proxy as soon as possible.

________________________________

________________________________
SIGNATURE(S)          DATE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                                [LOGO OF TYSON]

                          PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Tyson Foods, Inc. that you are entitled to vote including any common shares held on your behalf in the Tyson Foods, Inc. Employee Plans.

Please consider the issues discussed in the proxy statement and cast your vote by:

        . Accessing the World Wide Web site http://www.tyson.com/investorrel to vote via the Internet. You can also register at this site to access future proxy materials electronically.

        . Using a touch-tone telephone to vote by phone toll free from the U.S.
          or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

        . Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Tyson Foods, Inc., c/o EquiServe Trust Company, P.O. Box 8935, Edison, New Jersey 08818-9147.

You can vote by phone or via the Internet anytime prior to January 31, 2002. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.